QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.3

ADDITIONAL INFORMATION RELATING TO THE PROVINCE(1)

Information Relating to Provincial Debt	Page
Debt of the Province	2-13
Consolidated Funded and Unfunded Debt of the Public Sector	14
Other Information
Canadian Foreign Exchange Rate and International Reserves	15
Trade Balance	16
Recent Developments	17-18

(1)
Any dollar amounts in Exhibit 99.3 are expressed in Canadian dollars ($) unless otherwise specified or the context otherwise requires.

 DEBT OF THE PROVINCE

Direct and Guaranteed Debt

        The direct debt of the Province includes debt for government purposes, as well as funds borrowed by the Province and loaned to its provincial government bodies. Direct borrowing by the Province for lending to provincial government bodies commenced in 1983.

        With few exceptions, government bodies rely on the Province for fiscal agency loans to meet their borrowing requirements. The terms and conditions that apply to fiscal agency borrowings respecting payment of interest, principal and premium, if any, generally match those in the Province's original borrowings.

        Direct debt includes both funded and unfunded debt. Funded debt is defined as all debt having a maturity of one year or more from date of issuance; unfunded debt has a maturity within one year from date of issuance.

        The final component of provincial debt relates to financial instruments that have been unconditionally guaranteed by the Province. Most of this debt was incurred by provincial government bodies prior to the introduction of fiscal agency borrowing in 1983. It also includes financial instruments issued by selected municipalities, improvement districts and local government entities, as well as all loan guarantees extended by the Province, including those extended to private entities and individuals.

        The Warehouse Borrowing Program takes advantage of low interest rates to borrow money in advance of actual requirements. The debt will eventually be allocated to either the provincial government or provincial government bodies.

        Non-guaranteed debt includes debt of the BC Transportation Financing Authority, British Columbia Liquor Distribution Branch, British Columbia Transit, British Columbia Transmission Corporation, Canadian Blood Services (Province's share), Columbia Basin Trust, Columbia River Power Projects (a joint venture of Columbia Basin Trust and Columbia Power Corporation), Community Living British Columbia, Homeowner Protection Office, Oil and Gas Commission, Provincial Rental Housing Corporation and School districts, Universities, Colleges, and Health authorities (SUCH). At March 31, 2010, $2,691 million of this debt is classified as taxpayer supported and $398 million is classified as self-supporting.

        Financial statements for 2009/10 show that the Province's total net debt (excluding non-guaranteed debt of $3,089 million) increased by $3,389 million; debt for government purposes increased by $3,148 million and debt for government corporation and warehouse program purposes increased by $241 million.

 DIRECT FUNDED DEBT(1)

As at March 31, 2010

	2008	2009	2010
	(millions of dollars)
Government Purposes(2)
Payable in:
Canadian Dollars(3)	$19,313	$18,032	$19,166
United States Dollars(4)	1,850	861	547

	21,163	18,893	19,713
Government Corporation Purposes
Canadian Dollars	9,654	10,334	13,135
United States Dollars(5)	1,361	1,618	1,444

	11,015	11,952	14,579
Warehouse Borrowing Program Purposes
Canadian Dollars	—	2,041	—
United States Dollars	—	—	—

	—	2,041	—
Add/(Less) — Unrealized Foreign Exchange Gains/(Losses)	103	-36	85

	32,281	32,850	34,377
Less — Unamortized Discount	103	53	(23)

	32,178	32,797	34,400
Less — Sinking Funds(2)	2,541	2,009	1,203

	29,637	30,788	33,197
Less — Amounts Held in Consolidated Revenue Fund	2	2	2

Net Direct Funded Debt	29,635	30,786	33,195

Less — Warehouse Borrowing Program Investments Available
to Paydown Warehouse Borrowing Program Debt	—	2,081	—

Direct Funded Debt (net of warehouse assets)	$29,635	$28,705	$33,195

(1)
Unhedged foreign currency liabilities are recorded in the currency in which the debt obligations are payable, translated into Canadian dollar equivalents at the exchange rate prevailing at the end of the respective fiscal years.

(2)
In compliance with generally accepted accounting principles (GAAP), defeased debt is added to debt for government purposes and the related defeased trust funds are added to sinking fund investments. In July 2009 the Province completed the liquidation of government direct capital sinking funds denominated in Canadian dollars for total proceeds of $763 million.

(3)
Canadian dollar obligations include notes payable in Japanese yen totalling 10 billion yen which have been fully hedged to $89 million Canadian; Euro notes totalling 383 million Euros which have been fully hedged to $614 million Canadian; 600 million Swiss Franc fully hedged to $658 million Canadian and 527 million in Hong Kong denominated debt fully hedged to $84 million Canadian through currency exchange agreements.

(4)
Includes U.S. dollar notes totalling $100 million which have been fully hedged to $155 million Canadian through currency exchange agreements, U.S. dollar notes totalling $300 million which have been fully hedged to 36 billion yen which have been translated at the exchange rate prevailing at the end of the fiscal year (CAD $392 million).

(5)
Includes U.S. dollar notes totalling $974 million which have been fully hedged to $1,213 million Canadian through currency exchange agreements and unhedged U.S. dollar notes totalling $227 million which have been translated at the exchange rate prevailing at the end of the fiscal year (CAD $231 million).

 CONSOLIDATION OF DIRECT AND GUARANTEED FUNDED AND UNFUNDED DEBT

As at March 31, 2010

	Outstanding (Gross)	Sinking Fund Investments(3)	Outstanding (Net)
	(in millions)
Direct Debt
Government Purposes(1)	$22,859	$484	$22,375
Government Corporation Purposes(2)	17,069	845	16,224
Warehouse Program Purposes	—	—	—

	39,928	1,329	38,599
Less — Unrealized Foreign Exchange Losses	-85	—	-85
Less — Unamortized Discounts	-19	—	-19
Less — Amounts held in the Consolidated Revenue Fund	2	—	2

Total Direct Debt	40,030	1,329	38,701

Guaranteed Debt
Government Corporations	10	—	10
Municipalities, Improvement Districts and Other local government	—	—	—
Other	85	—	85

Total Guaranteed Debt	95	0	95
Less — Unamortized Discounts	—	—	—
— Provision for Probable Payout	0	—	0

	95	0	95

Non-Guaranteed Debt	3,111	—	3,111
Less — Unamortized Discounts	22		22

Total Non-Guaranteed Debt	3,089	—	3,089

Total Direct, Guaranteed Funded and Unfunded, and Non-Guaranteed Debt of the Province, Net of Provincial Holdings of such Debt in the General Fund and Special Funds	43,214	1,329	41,885

Less — Warehouse Borrowing Program Investments Available to Paydown Warehouse Borrowing Program Debt	—	—	—

Total Direct, Guaranteed Funded and Unfunded Debt, and Non-Guaranteed Debt of the Province (Net of Warehouse investments)	$43,214	$1,329	$41,885

(1)
In compliance with generally accepted accounting principles (GAAP), defeased debt is added to government purposes debt and the related defeased trust funds are added to sinking fund investments.

(2)
Represents direct borrowing by the Province for relending to government corporations on identical terms

(3)
In July 2009 the Province completed the liquidation of government direct capital sinking funds denominated in Canadian dollars for total proceeds of $763 million.

Note:	Debt payable in foreign currencies is recorded at the relevant March 31, 2010 exchange rates after giving effect to any currency exchange agreements.

Direct unfunded gross debt of the Province (Promissory Notes) on March 31, 2010 totalled $5,634 million. This short term debt was comprised of $2,490 million in fiscal agency loans to government corporations and $3,144 million in loans for government. Further, the direct unfunded debt consisted of issues denominated in Cdn $5,288 million and US $331 million fully hedged to Cdn $346 million.

Financing

        The financing requirements of the Province are met through short, medium and long term borrowing in public and private markets in Canada and abroad, including the federal Canada Pension Plan Investment Board (the "Plan"). Under the Plan, the Province and other provincial government bodies may refinance maturing Canada Pension Plan Investment Board debt with new debt equal to or less than the matured nominal amount.

        The majority of British Columbia's borrowing requirements are met through public domestic borrowings and Canada Pension Plan Investment Board loans. During the 2009/10 fiscal year, the Province borrowed or refinanced $345 million from the Canada Pension Plan Investment Board.

Sinking Fund Management

        Since June 1, 1999, the Provincial government has not made sinking fund contributions, on existing and new debt issued for government capital financing purposes. Until recently, the Province has continued to manage sinking fund contributions made prior to June 1, 1999 (and the earnings attributable to those contributions) for the purpose of repayment of the applicable debt issues. However, subsequent to March 31, 2009 and in accordance with the BC Financial Administration Act, the government changed its policy and dissolved all sinking funds related to direct capital debt of the Province by liquidating their assets and making the resulting proceeds available for general government purposes.

        Sinking funds do continue to be established and maintained relating to new or existing debt of the Province incurred to make loans to provincial government bodies. Consequently, provincial government bodies (with the exception of the British Columbia Hydro and Power Authority, British Columbia Transmission Corporation and Transportation Investment Corporation) who have received or are to receive fiscal agency loans from the Province with a term of five years or more will continue to be expected to make sinking fund contributions for the purpose of repayment of some or all the corresponding Provincial debt issues.

        At March 31, 2010, the Province has $1.3 billion in sinking fund investments related to direct and guaranteed funded debt, including those held in trust on behalf of government bodies. Assuming an earnings rate of 5% on existing sinking fund investments and without contributing additional sinking fund installments, the funded debt of the Province at maturity will be 6% funded by available sinking funds (see "Maturity Schedule of Direct Funded Debt" table below); it would be 12% funded based on assumed earnings of 5% on existing sinking fund balances and future sinking fund installments.

        In July 2009, the Province completed the liquidation of government direct capital sinking funds for total proceeds of $763 million.

 MATURITY SCHEDULE OF DIRECT FUNDED DEBT

As at March 31, 2010
(Unaudited)

	Canadian Dollars			U.S. Dollars(1)
Fiscal Year	Gross Debt Maturities	Projected Sinking Fund Values(3)	Net Debt Maturities(2)	Gross Debt Maturities	Projected Sinking Fund Values(3)	Net Debt Maturities(2)
	(millions of dollars)			(millions of dollars)
2011	$2,664	$157	$2,507	$—	$—	$—
2012	$2,885	$334	2,551	—	—	—
2013	$723	$9	714	600	49	551
2014	$2,045	$82	1,963	—	—	—
2015	2,356	59	2,297	—	—	—

	10,673	641	10,032	600	49	551
2016 - 20	$5,039	$40	4,999	200	—	200
2021 - 25	$5,225	$251	4,974	—	—	—
2026 - 30	$3,893	$228	3,665	500	165	335
2031 - 35	$1,600	$299	1,301	—	—	—
2036 - 40	$3,227	$200	3,027	300	65	235
2041 - 45	$2,070	$79	1,991	—	—	—
2046 - 50	$512	$5	507	—	—	—
2051 - 55	0	—	0

	$32,239	$1,743	$30,496	$1,600	$279	$1,321

(1)
Debt payable in U.S. dollars is not translated into Canadian dollars. Debt payable in other foreign currencies is recorded after giving effect to any currency exchange agreements.

(2)
Net debt maturities represent gross debt maturities minus projected sinking fund values at maturity, based on earnings of 5% on existing sinking fund balances as of March 31, 2010. The calculations exclude sinking fund installments which are scheduled to be made in the future and unamortized discount.

(3)
In July 2009 the Province completed the liquidation of government direct capital sinking funds denominated in Canadian dollars for total proceeds of $763 million.

 MATURITY SCHEDULE OF GUARANTEED FUNDED DEBT

As at March 31, 2010
(Unaudited)

	Canadian Dollars			U.S. Dollars(1)
Fiscal Year	Gross Debt Maturities	Projected Sinking Fund Values	Net Debt Maturities	Gross Debt Maturities	Projected Sinking Fund Values	Net Debt Maturities
	(millions of dollars)			(millions of dollars)
2011	$—	$—	$—	$—	$—	$—
2012	—	—	—	—	—	—
2013	—	—	—	—	—	—
2014	—	—	—	—	—	—
2015	—	—	—	—	—	—

	—	—	—	—	—	—
2016 - 2020	—	—	—	—	—	—
2021 - 2025	10	—	10	—	—	—
2026 - 2030	—	—	—	—	—	—
2031 - 2035	—	—	—	—	—	—
Other(2)	85	—	85	—	—	—

	$95	$—	$95	$—	$—	$—

(1)
Debt payable in U.S. dollars was called during the 98/99 fiscal year.

(2)
Includes Province miscellaneous Guarantees.

 STATEMENT OF DIRECT FUNDED AND UNFUNDED DEBT
At March 31, 2010

Series	Date of Maturity	Year of Issue	Interest Rate	Outstanding March 31, 2010	References
			(percent)	($ Millions)
Long-Term and Medium-Term Debt Issued by Province of British Columbia:
BCCD-AA	August 23, 2010	2000	6.3750	1,400	(2)
BCCD-D	February 21, 2011	1991	10.75	250	(2)
BCCD-K	January 9, 2012	1992	9.50	1,150	(2)
BCCMTN-85	January 9, 2012	1999	9.50	400	(2)
BCCD-AB	January 9, 2012	2001	5.75	1,000	(2)
BCCD-13	December 18, 2012	2007	4.70	500	(2)
BCEC-19	April 24, 2013	2003	5.50	350	(1) (5)
BCCD-N	August 23, 2013	1993	8.50	1,100	(2)
BCCMTN-44	August 23, 2013	1995	9.60	60	(2)
BCCMTN-50	August 23, 2013	1995	9.25	65	(2)
BCCMTN-53	August 23, 2013	1995	8.50	360	(2)
BCCMTN-80	August 23, 2013	1999	5.75	100	(2)
BCCD-Q	June 9, 2014	1994	7.50	400	(2)
BCCMTN-33	June 9, 2014	1994	9.625	25	(2)
BCCMTN-34	June 9, 2014	1994	9.625	50	(2)
BCCMTN-38	June 9, 2014	1994	9.60	90	(2)
BCCD-9	June 18, 2014	2004	5.30	500	(2)
BCCD-17	June 18, 2014	2008	4.25	1,100	(2)
BCCMTN-27	June 20, 2014	1994	8.50	50	(2)
BCCD-3	December 18, 2015	2003	5.15	150	(2)
BCCMTN-25	October 3, 2016	1994	9.125	45	(2)
BCCD-16	December 1, 2017	2007	4.70	500	(2)
BCCD-2	June 1, 2018	2003	5.60	200	(2)
BCCD-21	December 18, 2018	2008	4.65	1,700	(2)
BCCMTN-26	June 17, 2019	1994	9.00	50	(2)
BCCD-8	June 17, 2019	2004	5.30	225	(2)
BCCD-23	December 18, 2019	2009	4.10	1,000	(2)
BCCD-C	September 5, 2020	1990	10.60	600	(2)
BCCMTN-46	September 5, 2020	1995	10.60	20	(2)
BCCD-G	May 15, 2021	1996	9.95	296	(2)
BCCD-12	June 15, 2021	2007	4.80	330	(2)
BCCMTN-76	February 23, 2022	1999	6.00	25	(2)
BCCD-L	June 9, 2022	1992	9.50	450	(2)
BCCD-M	August 19, 2022	1992	8.75	300	(2)
BCCMTN-77	February 23, 2023	1999	6.00	25	(2)
BCCD-P	September 8, 2023	1993	8.00	400	(2)
BCCMTN-60	September 8, 2023	1995	8.00	35	(2)
BCCMTN-79	September 8, 2023	1999	6.40	50	(2)
BCEC-13	November 30, 2023	1993	7.875	350	(1) (5)
BCCMTN-78	February 23, 2024	1999	6.00	100	(1)
BCCD-T	August 23, 2024	1994	9.00	400	(2)
BCCMTN-40	August 23, 2024	1995	9.00	35	(2)
BCCMTN-52	August 23, 2024	1995	9.00	200	(2)
BCCMTN-56	August 23, 2024	1995	8.50	30	(2)
BCCMTN-62	August 23, 2024	1996	7.875	200	(2)
BCCMTN-82	August 23, 2024	1999	7.00	55	(2)
BCCMTN-63	June 9, 2026	1996	8.00	110	(2)
BCCMTN-64	December 4, 2026	1996	7.00	40	(2)
BCCMTN-74	December 4, 2026	1999	7.00	60	(2)
BCCMTN-65	June 9, 2027	1997	7.50	50	(2)
BCCD-W	November 19, 2027	1997	6.15	500	(2)
BCCMTN-70	August 17, 2028	1998	5.62	200	(2)
BCCD-X	June 18, 2029	1998	5.70	2,285	(2)
BCCMTN-83	June 18, 2029	1999	5.861	250	(2)
BCCD-14	June 18, 2029	2007	5.15	200	(2)
BCCD-Z	June 18, 2031	2000	6.35	1,400	(2)

Series	Date of Maturity	Year of Issue	Interest Rate	Outstanding March 31, 2010		References
			(percent)	($ Millions)
BCCD-19	June 18, 2031	2008	5.00		200	(2)
BCCD-7	June 18, 2035	2004	5.40		500	(2)
BCCD-11	June 18, 2037	2006	4.70		1,500	(2)
BCCMTN-69	January 9, 2039	1998	5.75		150	(2)
BCCMTN-73	January 9, 2039	1998	6.00		65	(2)
BCCMTN-84	August 23, 2039	1999	6.30		200	(2)
BCCD-22	June 18, 2040	2009	4.95		1,800	(2)
BCCD-1	June 18, 2043	2003	5.25		150	(2)
BCCD-10	August 23, 2044	2004	5.75		120	(2)
BCCD-18	June 18, 2045	2008	4.60		50	(2)
BCCD-15	June 18, 2048	2007	4.90		442	(2)
BCCD-20	June 18, 2049	2008	4.60		20	(2)
Canada Pension Plan Investment Board issues		1990-2010	2.71-11.33		3,668	(2) (4)
Other					178	(7)
Short-term Promissory Notes					5,288

Total Issues in Canadian Dollars					$36,147
BCUSG-3	May 30, 2013	2003	4.30		500	(2) (5)
BCEMTN-22	October 28, 2013	1998	Floating		100	(3)
BCDUS-1	April 23, 2018	2008	4.25		200	(2)
BCUSD-2	January 15, 2026	1996	6.50		500	(2) (5)
BCUSD-3	September 1, 2036	1996	7.25		300	(2) (5)
Short-term Promissory Notes					331

Total Issues in U.S. Dollars*				US	$1,931
Exchange Premium (Including Hedge)					406

U.S. Issues at Cdn. Dollar Equivalent				C	$2,337
BCEMTN-21	September 16, 2010	1998	2.07		10,000	(1) (6)

Total Issues in Japanese Yen					¥10,000
Exchange Premium (Including Hedge)					(9,911)

Japanese Issues at Canadian Dollar Equivalent**				C	$89
BCEDM-1	July 21, 2010	1998	5.125		383	(1) (5)

Total Issues in Euro***				EUR	383
Exchange Premium (Including Hedge)					230

Euro Issues at Canadian Dollar Equivalent**				C	$613
BCSFR-5	December 27, 2017	2008	2.875		325	(1)

BCSFR-6	November 27, 2018	2009	2.875		275	(1)
Total Issues in Swiss Francs**				CHF	600
Exchange Premium (Including Hedge)					58

Swiss Franc Issues at Canadian Dollar Equivalent**				C	$658
BCHKD-1	April 22, 2014	2009	2.81		527	(1)

Total Issues in Hong Kong Dollars**				HKD	527
Exchange Premium (Including Hedge)					(443)

Hong Kong Issues at Canadian Dollar Equivalent**				C	$84
Gross Direct Debt Issued by the Province (In Canadian Dollar Equivalents)				C	$39,928

*
Payable and expressed in U.S. dollars. Debt payable in US $1,404 million has been hedged to Cdn $1,714 million. Debt payable in U.S.$300 million has been hedged to JP¥36,075 million. This balance was translated at the exchange rate prevailing at year-end.

**
Foreign currency debt other than U.S. has been fully hedged to Canadian dollars.

***
On January 1, 2002, French Franc was converted into Euro at 1 Euro = 6.55957 FRF and Deutschemark was converted into Euro at 1 Euro = 1.95583 DEM.

 REFERENCES TO STATEMENTS OF DEBT

1)
Interest payable annually.

2)
Interest payable semi-annually.

3)
Interest payable quarterly.

4)
Pursuant to provisions for investment of Canada Pension Plan Funds, this issue is redeemable as a whole or in part on 30 days notice at the option of the Minister of Finance for British Columbia, subject to certain restrictions (CPP issues).

5)
Callable by the issuer if taxation laws requiring additional payments are imposed or levied.

6)
Coupon is payable in US dollars. (BCEMTN-21).

7)
Direct capital leases and Federal loans to the BC Immigrant Investment Fund.

 STATEMENT OF DIRECT FUNDED AND UNFUNDED DEBT

At March 31, 2010

	Amount Outstanding March 31, 2010
	($ Millions)
Gross Direct Debt issued by the Province(1) (in Canadian Dollar Equivalents)		39,928
Less — Fiscal Agency Borrowings on behalf of:
Warehouse Borrowing Program	—

BC Transportation Financing Authority	5,018
British Columbia Housing Management Commission	53
British Columbia Hydro and Power Authority	10,767
British Columbia Institute of Technology	24
British Columbia Transit	179
British Columbia Transmission Corporaton	70
British Columbia Lottery Corporation	60
College of New Caledonia	3
Columbia Power Corporation	—
Douglas College	—
Home Owner Protection Office	72
Partnerships British Columbia	—
Rapid Transit Project 2000 Ltd.	—
School District 44	7
Selkirk College	2
Simon Fraser University	11
Thompson Rivers University	6
Transportation Investment Corporation	537
University of British Columbia	178
University of Northern British Columbia	15
University of Victoria	31

	17,069	17,069

Gross Direct Debt		22,859
Less — Unrealized Foreign Exchange losses	(15)
— Unamortized Discount	49
— Government Sinking Funds(1)	485
— Bonds held in the Consolidated Revenue Fund	2	521

Total Net Direct Debt		22,338

Gross Fiscal Agency Reloaned Debt		17,069
Less — Gross Fiscal Agency Debt		17,069

Gross Fiscal Agency Debt for Warehouse Borrowing Program Purposes		—
Add — Unamortized Discount/(Premium)	—	—

Total Net Fiscal Agency Debt for Warehouse Borrowing Program Purposes		—

Gross Fiscal Agency Debt		17,069
Add — Unrealized Foreign Exchange Gains	70
— Unamortized Premiums	68
Less — Government Sinking Funds	844	706

Total Net Fiscal Agency Debt		16,363

Total Net Direct and Fiscal Agency Debt, Warehouse Borrowing Program Debt		38,701
Less — Warehouse Borrowing Program Investments Available to Paydown Warehouse Borrowing Program Debt		—

Total Net Direct and Fiscal Agency Debt		38,701

(1)
In compliance with generally accepted accounting principles (GAAP), defeased debt is added to Direct debt and the related defeased trust funds are added to sinking fund investments. In July 2009 the Province completed the liquidation of government direct capital sinking funds denominated in Canadian dollars for total proceeds of $763 million.

 NET GUARANTEED DEBT

At March 31, 2010

Issuer & Series	Year of Maturity	Year of Issue	Interest Rate	Amount Outstanding(1) March 31/2010
			(percent)	(millions of Cdn. dollars)
British Columbia Hydro and Power Authority	2024	2004	5.54	10

Plus — Other Guaranteed Debt(2)				85

				95
Less — Provisions for Probable Payout				—

Total Net Guaranteed Debt				95

(1)
Total net of sinking funds and unamortized discount.

(2)
Includes outstanding loan guarantees of student assistance loans, loans to agricultural producers and guarantees issued under economic development assistance programs.

 NON-GUARANTEED DEBT

As At March 31, 2010

(millions of Cdn. dollars)
Taxpayer-Supported Debt
BC Transportation Financing Authority	802
BC Immigrant Investment Fund	289
Canadian Blood Services	2
Columbia Basin Trust	34
Homeowner Protection Office	0
Provincial Rental Housing	206
Schools	32
Post-Secondary	452
Health facilities	871
Other(1)	3

Total Taxpayer-Supported Non-Guaranteed Debt	2,691

Self-Supported Debt
Commercial Crown Corporations and Agencies
British Columbia Liquor Distribution	1
British Columbia Transmission Corporation	0
Columbia River Power Projects	196
Post-Secondary institutions' subsidiaries	201

Total Self-Supported Non-Guaranteed Debt	398

Total Non-Guaranteed Debt	3,089

(1)
Includes debt of the British Columbia Transit, Community Living British Columbia., Oil & Gas Commission, and Royal BC Museum.

(2)
Joint ventures of Columbia Power Corporation and Columbia Basin Trust.

 CONSOLIDATED FUNDED AND UNFUNDED DEBT OF THE PUBLIC SECTOR

        The financial statements of the Province include funded and unfunded debt of public entities within British Columbia which is either guaranteed or reloaned by the Province, and include the funded debt of such entities which is not guaranteed by the Province.

	Outstanding(1),(2) Gross	Unamortized Discount	Unrealized foreign exchange gains	Sinking Fund Investments(2)	Oustanding Net
	(in Millions of Cdn dollars)
Direct and Guaranteed Funded and Unfunded
Debt of the Province	$40,021	$(19)	$85	$1,329	$38,796
Plus: Non-Guaranteed Debt	3,111	22	—	—	3,089

Total Consolidated Funded Debt of the Public Sector of British Columbia	$43,132	$3	$85	$1,329	$41,885

(1)
Balance does not include the Provision for Probable Payout ($7 million).

(2)
In compliance with generally accepted accounting principles (GAAP), defeased debt is added to Direct debt and the related defeased trust funds are added to sinking fund investments. In July 2009 the Province completed the liquidation of government direct capital sinking funds denominated in Canadian dollars for total proceeds of $763 million.

 CANADIAN FOREIGN EXCHANGE RATE AND
INTERNATIONAL RESERVES

        Recent highest and lowest exchange rates for the Canadian dollar in terms of United States cents are as follows for the calendar year ended December 31:

	2005	2006	2007	2008	2009
Highest	87.51	91.34	110.30	102.98	97.55
Lowest	78.53	84.79	84.19	76.88	76.53

        On March 31, 2010, the noon spot rate for the U.S. dollar was 0.9846

Source: Bank of Canada

        The total of Canada's official international reserves on December 31, 2005 to 2009 is as follows:

December 31
2005	2006	2007	2008	2009
(US$ Millions)
$33,018	$35,063	$41,081	$43,872	$54,357	(1)

Source: Bank of Canada

(1)
US$23,879 million, US$119 million in gold, US$2,424 million in the International Monetary Fund Reserve, US$9,212 million in Special Drawing Rights and US$18,723 million in other foreign currencies.

 TRADE BALANCE

Exports and Imports (all figures in nominal dollars):

        Based on the provincial economic accounts 2008 estimates (November 2009), BC's exports of goods and services totaled $80.3 billion during the 2008 calendar year. International exports comprised $49.9 billion (62.2%) of BC's total exports, and represented 8.9% of Canada's total international exports; while inter-provincial exports accounted for $30.3 billion (37.8%) of BC's total exports. BC's imports of goods and services totaled $94.1 billion, consisting of $52.5 billion (55.8%) international imports and $41.6 billion (44.2%) inter-provincial imports. BC's international imports accounted for 9.8% of Canada's total international imports. In 2008, BC registered a trade deficit of $13.9 billion, which consists of a $2.6 billion deficit in trade from abroad and an $11.3 billion deficit accruing from inter-provincial trade. In 2007, BC registered an overall trade deficit of $10.9 billion. BC had a $0.3 billion deficit in international trade in 2007, as well as a $10.6 billion deficit in inter-provincial trade.

        International exports of goods originating from BC (computed by BC Stats using customs based data) were $25.1 billion in 2009, a decrease of 24.3% compared to $33.2 billion in 2008. This decline was largely driven by a 30.4% decrease in the value of energy product exports, while decreases were also observed in the value of wood product exports (-23.7%), and metallic mineral products (-25.0%).

        The United States remained BC's principal international export market in 2009, accounting for 51.4% of the international exports of goods.

Source: Statistics Canada

 RECENT DEVELOPMENTS

Harmonized Sales Tax

        On July 23, 2009, the BC government announced its intention to harmonize the BC Provincial Sales Tax (PST) with the Canadian federal government's Goods and Services Tax (GST), effective July 1, 2010. Three Atlantic provinces had already harmonized their provincial sales taxes with the GST and the Province of Ontario had also made an announcement that it intended to do so.

        In November 2009, the BC and Canadian governments signed a harmonization agreement, the Comprehensive Integrated Tax Coordination Agreement (CITCA). The full text of the CITCA is available online at http://hst.blog.gov.bc.ca/2010/04/01/learn-more/#legislation.

        Both the Canadian Parliament and the BC Legislature subsequently enacted legislation to implement the CITCA. The BC legislation included the repeal of the PST.

        The result of the foregoing was the establishment in BC, effective July 1, 2010, of Harmonized Sales Tax (HST) which, in BC, added a 7 per cent tax rate to the pre-existing 5 per cent federal GST rate, for a total HST rate of 12 per cent.

        In April 2010, a BC resident initiated a petition to rescind the HST under the Recall and Initiative Act (RIA). The results of the petition met the requirements under the RIA with verified signatures of 10 per cent of registered voters in each of the province's 85 electoral districts. As required under the RIA, the petition and a draft Bill accompanying the petition were forwarded to a legislative select standing committee. The committee subsequently referred the petition and draft Bill to the Chief Electoral Officer, trigging a requirement to hold a province-wide referendum on September 24, 2011.

        The RIA provides that the referendum will be successful if:

  (a)
  more than 50 per cent of the total registered voters province wide vote in favour of the initiative; and

  (b)
  more than 50 per cent of the total registered voters in at least 2/3 of the province's 85 electoral districts vote in favour of the initiative.

        The RIA provides that, if the referendum is successful, the draft Bill must be referred to the Legislative Assembly. Under the RIA, there is no obligation on the Legislative Assembly to pass the Bill.

        On September 13, 2010, BC Premier Gordon Campbell announced government's intention that the government will be bound by the results of the referendum and that the issue will be decided by a simple majority of British Columbians who vote in the referendum, rather than by the requirements under the RIA. The wording of the referendum question will be finalized in consultation with the Chief Electoral Officer.

        The BC government continues to believe that the adoption of a valued-added tax such as HST (which has replaced the province's antiquated retail sales tax) will benefit the Province as increased business investment, improved productivity, efficiencies and competitiveness will enhance economic performance and generate employment growth.

        Transitional assistance payments by the Canadian government to the BC government provided for under the CITCA, which eventually total $1,599 million, are subject to repayment if the BC government ceases its participation in the HST prior to July 1, 2015. The BC government could also incur other significant costs and expenses associated with reintroducing a provincial sales tax or generating alternative tax revenues in order to maintain current service levels to the public.

Provincial Income Tax Reduction

        On October 27, 2010, Premier Campbell announced a 15 per cent reduction in British Columbia's personal income tax rates on taxable income up to $72,293, effective Jan 1, 2011. The expected cost to the provincial government of $568 million, $602 million and $638 million in 2011/12, 2012/13 and 2013/14, respectively, will be funded from unallocated revenue of $650 million in 2011/12, $700 million in 2012/13 and $750 million in 2013/14 (refer to page 3 of the First Quarterly Report, released September 14, 2010 (incorporated by reference to this Form 18-K as Exhibit 99.4)). The income tax reduction is subject to legislative approval, expected to be passed with Budget 2011 legislation.

Premier Campbell Resigns

        On November 3, 2010, Premier Campbell announced his resignation. He also confirmed that he will remain as Premier until a Liberal Party leadership convention is held, within the next six months, to select a new party leader and, as a result, a new Premier. The resignation has no impact on the Liberal Party majority currently held in the Legislative Assembly of British Columbia or the statutory requirement to hold a provincial election on, or prior to, May 14, 2013.

QuickLinks

  Exhibit 99.3
ADDITIONAL INFORMATION RELATING TO THE PROVINCE(1)
DEBT OF THE PROVINCE
DIRECT FUNDED DEBT(1) As at March 31, 2010
CONSOLIDATION OF DIRECT AND GUARANTEED FUNDED AND UNFUNDED DEBT As at March 31, 2010
MATURITY SCHEDULE OF DIRECT FUNDED DEBT As at March 31, 2010 (Unaudited)
MATURITY SCHEDULE OF GUARANTEED FUNDED DEBT As at March 31, 2010 (Unaudited)
STATEMENT OF DIRECT FUNDED AND UNFUNDED DEBT At March 31, 2010
REFERENCES TO STATEMENTS OF DEBT
STATEMENT OF DIRECT FUNDED AND UNFUNDED DEBT At March 31, 2010
NET GUARANTEED DEBT At March 31, 2010
NON-GUARANTEED DEBT As At March 31, 2010
CONSOLIDATED FUNDED AND UNFUNDED DEBT OF THE PUBLIC SECTOR
CANADIAN FOREIGN EXCHANGE RATE AND INTERNATIONAL RESERVES
TRADE BALANCE
RECENT DEVELOPMENTS